Exhibit 99.1

ZIONS BANCORPORATION, NATIONAL ASSOCIATION
Noninterest Expense

(In millions)	Year Ended December 31,		Three Months Ended							
Noninterest expense	2021	2020	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020	Jun. 30, 2020	Mar. 31, 2020
Salaries and employee benefits	$ 1,127	$ 1,087	$ 282	$ 285	$ 272	$ 288	$ 277	$ 269	$ 267	$ 274
Technology, telecom, and information processing	199	192	51	50	49	49	49	49	48	46
Occupancy and equipment, net	153	152	38	37	39	39	38	38	37	39
Professional and legal services	72	56	16	17	18	21	20	13	11	12
Marketing and business development	43	61	20	9	7	7	8	40	6	7
Deposit insurance and regulatory expense	34	33	9	8	7	10	8	9	9	7
Credit-related expense	26	22	7	7	6	6	6	6	6	4
Other real estate expense, net	-	1	-	-	-	-	1	-	-	-
Other	87	100	26	16	30	15	17	18	46	19
Total noninterest expense	$ 1,741	$ 1,704	$ 449	$ 429	$ 428	$ 435	$ 424	$ 442	$ 430	$ 408